Exhibit 4.31

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (“Agreement”) is made and entered into by and between the following Parties on July 1, 2018 in Beijing, the People’s Republic of China (the “PRC”):

Party A:   Xiaoying (Beijing) Information Technology Co., Ltd.

Address:   Room 32-1-1-135, Building No.32, Chuangye Middle Road, Haidian District, Beijing

Party B:   Shenzhen Beier Assets Management Co., Ltd.

Address:   Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Party A and Party B shall be hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS,

1.                  Party A is a limited liability company registered and incorporated in Shenzhen, Guangdong and has necessary resources on technology development, technology transfer, technology services, technology promotion; data processing; and basic software services;

2.                  Party B is a domestic funded company registered in Shenzhen, Guangdong; and

3.                  Party A agrees to utilize its human resources, technology and information edge to provide exclusive technical services, technical consulting and other services related to product development, the specifics of which are stated below, to Party B, and Party B agrees to accept such services provided by Party A or the party designated by Party A in accordance with this Agreement.

NOW, THEREFORE, Party A and Party B agree as follows upon negotiation:

1.                  Provision of Services by Party A

1.1.                  Pursuant to the terms and conditions of this Agreement, Party B hereby engages Party A as the exclusive service provider to provide comprehensive business support, technical services and consulting services, which specifically include all or part of services within the business scope of Party B as Party A may from time to time determine, including but not limited to technology development, technology transfer, technology services, technology promotion; data processing; and basic software services, during the term of this Agreement. (Hereinafter referred to as the “Services”).

1.2.                  Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, except with prior written consent of Party A, during the term hereof, Party B shall neither accept any consultation and/or services provided by, nor cooperate with, any third party, with respect to the matters stated herein. Party A may designate other party, which may enter into certain agreement described in Article 1.3 hereof with Party B, to provide the consultation and/or services hereunder to Party B.

1.3.                  Service Provision Method

1.3.1.                 Party A and Party B agree that during the term hereof, the Parties may, directly or through their respective affiliates, enter into other technical services agreements and consultation service agreements, so as to specify the specific content, method, personnel and charge of certain technical services and consulting services.

1.3.2.                 In order to perform this Agreement, Party A and Party B agree that during the term hereof, the Parties may, directly or through their respective affiliates, enter into license agreement(s) for intellectual property rights (including without limitation, software, trademark, patent, know-how) which shall allow Party B to use relevant intellectual property of Party A based on its business demand.

1.3.3.                 In order to perform this Agreement, Party A and Party B agree that during the term hereof, the Parties may, directly or through their respective affiliates, enter into equipment or plant leasing agreements which shall allow Party B to use relevant equipment or plant of Party A based on its business demand.

1.3.4.                 Party A may at its sole discretion subcontract part of the Services which shall be provided to Party B hereunder to a third party.

1.3.5.                 Party B hereby grants an irrevocable exclusive option to Party A, based on which Party A may, to the extent permitted by PRC laws and regulations, purchase at Party A’s sole discretion the assets and business in part or in whole from Party B, at such lowest price as allowed by the PRC laws. The Parties shall then enter into a separate asset/business transfer contract to provide for the terms and conditions regarding such asset transfer.

2.                  Calculation, Payment Terms of Service Fee, Financial Statements, Audit and Tax

2.1.                  The Parties agree that with respect to the Services provided by Party A, Party B shall pay 100% of its net revenue to Party A as service fee (“Service Fee”). The Service Fee shall be paid on a monthly basis. During the term of this Agreement, Party A shall be entitled to adjust the said Service Fee at its sole discretion without Party B’s consent. Party B shall, within thirty (30) days as of the last day of each month, (1) provide the management statement and operational data of Party B of the month to Party A, specifying the net revenue of Party B of that month (“Monthly Net Revenue”); and (2) pay 100% of its monthly net revenue to Party A (“Monthly Payment”). Upon receipt of the management statement and operational data, Party A shall issue the corresponding invoice for technical Service Fee to Party B within seven (7) business days. Party B shall pay the amount indicated on the invoice within seven (7) business days upon receipt of the invoice. All payments shall be transferred to the bank account designated by Party A by means of remittance or other means agreed by the Parties. The Parties agree that Party A may change such payment instructions by giving a notice to Party B from time to time.

2.2.                  Within ninety (90) days from the end of each fiscal year, Party B shall (1) provide Party A with the audited financial statements of Party B of the fiscal year which shall be audited and certified by an independent Certified Public Accountant approved by Party A; and (2) pay the difference to Party A, if there is any deficiency between the audited financial statements and the aggregate of Monthly Payments made by Party B to Party A in such fiscal year.

2.3.                  Party B shall prepare the financial statements meeting Party A’s requirements according to laws and business practices.

2.4.                  Upon five (5) business days’ advance written notice from Party A, Party B shall allow Party A and/or its designated auditor to audit relevant books and records of Party B and copy such books and records as necessary in the principal office place of Party B, so as to verify the accuracy of the revenue amount and the statements of Party B.

2.5.                  The Parties shall be responsible for their own taxes arising out of the performance of this Agreement.

3.                  Intellectual Property Rights, Confidentiality Clause and No Competition

3.1.                  Party A shall have exclusive titles, rights and interests in and to all rights, ownership, interest and intellectual property rights arising from or created by the performance of this Agreement, including but not limited to copyright, patent, patent application, trademark, software, know-how, trade secret and others, whether developed by Party A or Party B.

3.2.                  The Parties acknowledge that any oral or written information exchanged with respect to this Agreement shall be confidential information. Each Party shall keep in confidential all such information, and without written consent of the other Parties, it shall not disclose any relevant information to any third party except under the following circumstances: (a) where such information is or becomes known by the general public (for reasons other than the disclosure to the public by the Party receiving such information); (b) where the disclosure of such information is required by applicable laws or stock exchange rules or regulations; or (c) where a Party discloses such information on a “need-to-know” basis for the purpose of the transaction contemplated herein to its legal or financial advisor which is also bound by the confidentiality obligation similar to that provided in this Article. The disclosure of any confidential information by the staff or organization hired or engaged by a Party shall be deemed as the disclosure of such confidential information by such Party, and such Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement for whatsoever reason.

3.3.                  Party B shall neither, directly or indirectly, engage in business other than those covered by Party B’s business license and operating permit, or any business in the PRC in competition with Party A’s business, including investment in any entity engaging in any business in competition with Party A’s business, nor engage in any business beyond the scope agreed by Party A in writing.

3.4.                  The Parties agree that this Article shall survive the change, annulment or termination of this Agreement.

4.                  Representations and Warranties

4.1.                  Party A represents and warrants that:

4.1.1.                 It is a company duly incorporated and validly existing under the PRC laws.

4.1.2.                 Its execution and performance of this Agreement is within its corporate capacity and business scope; and it has taken necessary corporate actions and been duly authorized and has obtained consents and approvals from the third party and the government authority, and violates no legal or other restrictions binding upon or affecting it.

4.1.3.                 This Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with terms of this Agreement.

4.2.                  Party B represents and warrants that:

4.2.1.                 It is a company duly incorporated and validly existing under the PRC laws.

4.2.2.                 Its execution and performance of this Agreement is within its corporate capacity and business scope; and it has taken necessary corporate actions and been duly authorized and has obtained consents and approvals from the third party and the government authority, and violates no legal or other restrictions binding upon or affecting it.

4.2.3.                 Except with prior written consent of Party A or other party designated by Party A, Party B will not conduct any transaction or act which may produce any material adverse effect on its assets, business, personnel, obligations, rights or corporate operation, including but not limited to the following:

a)             To carry out any activity beyond the normal scope of business of the Company or operate business not consistent with past normal practices;

b)             To provide any loan to any third party or assume any debts;

c)              To change or remove any director of the Company or remove and replace any senior executive of the Company;

d)             To sell to or acquire from any third party or otherwise dispose any asset or right with a value of over RMB50,000, including but not limited to any intellectual property right;

e)              To provide any form of security for any third party, or set up any form of encumbrance over the assets (including intellectual property right) of the Company;

f)               To amend the articles of association or change the scope of business of the Company;

g)              To change the normal business procedures of the Company or amend any important internal rules and regulations of the Company;

h)             To transfer the rights and obligations hereunder to any third party;

i)                 To make major adjustments to its business model, marketing strategy, business policy or customer relationship;

j)                To make any form of distribution of dividend or bonus.

k)             Party B hereby agrees to accept and strictly implement the opinions and instructions regarding its employment and dismissal of employees, daily operation and management and financial management policies as Party A may from time to time provide to it.

4.2.4.                 Party B hereby agrees that Party B will elect or appoint the candidates designated by Party A as the directors (or executive director) and supervisor(s) of Party B in accordance with the procedures set forth in laws, regulations and the articles of association, and procure that the directors so elected elect the person recommended by Party A as the chairman of board (if there is a board of directors) and appoint persons designated by Party A as the general manager, chief financial officer and other senior executives of Party B.

4.2.5.                 The directors or senior executives designated by Party A above shall be disqualified from holding any post in Party B if they leave Party A for whatever reason (including but not limited to voluntary resignation and dismissal by Party A). In such case, Party B will immediately dismiss the aforesaid person from any position held in Party B and immediately elect or appoint other personnel designated by Party A to hold such position.

4.2.6.                 This Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with terms of this Agreement.

5.                  Effectiveness and Term

This Agreement is signed on and shall take effect from the date first written above. This Agreement shall be valid permanently, unless early terminated by Party A in writing pursuant to this Agreement or otherwise required by PRC laws.

6.                  Termination

6.1.                  To the maximum extent permitted by PRC laws, if the business term of either Party expires during the term hereof, such Party shall promptly renew its business term so that this Agreement may continue to be valid and enforceable. If a Party’s application for renewal of the business term is not approved or consented by any competent authority, this Agreement shall terminate upon the expiration of the business term of that Party.

6.2.                  Upon the termination of this Agreement, the rights and obligations of the Parties under Articles 3, 7 and 8 hereof shall continue in full force and effect.

6.3.                  The early termination of this Agreement for whatsoever reason shall not exempt either Party from all payment obligations (including without limitation, for the Service Fee) hereunder due before the termination date hereof, or any liability for breach of contract arising before the termination of this Agreement. The Service Fee payable accrued before the termination of this Agreement shall be paid to Party A within fifteen (15) business days as of the termination hereof.

7.                  Governing Law , Dispute Resolution and Changes in Law

7.1.                  The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of dispute hereunder shall be governed by the PRC laws.

7.2.                  Any dispute arising out of the interpretation and performance of this Agreement shall be resolved by the Parties through friendly negotiation. In case that the Parties fail to resolve such dispute within thirty (30) days as of the request of a Party for resolution through negotiation, either Party then may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The arbitration shall take place in Beijing and the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

7.3.                  In case of any dispute arising out of the interpretation and performance of this Agreement, or during the arbitration of any dispute, except for the disputed matter, the Parties shall continue exercising their rights and performing their obligations hereunder.

8.                  Default Liabilities and Indemnity

8.1.                  If Party B materially breaches any provision hereof, Party A shall have the right to terminate this Agreement and/or claim damages from Party B; this Article 8.1 shall not prejudice any other rights of Party A hereunder.

8.2.                  Unless otherwise provided for by PRC laws, Party B shall in no case be entitled to revoke or terminate this Agreement.

8.3.                  Party B shall compensate and keep Party A harmless against any loss, damage, liability or costs incurred by any litigation, claim or other demand against Party A arising out of or in connection with the consultation and services provided by Party A per Party B’s request, unless such loss, damage, liability or costs are incurred due to Party A’s willful misconduct.

9.                  Notice

9.1.                  All notices and other communications required or permitted hereunder shall be sent to the following address of the Party by personal delivery, or registered mail with postage prepaid, commercial courier service or fax. For each notice, a confirmation shall be also be sent via email. Such notice shall be deemed validly served on the date below:

9.1.1.                 If given by personal delivery, courier service or registered mail with postage prepaid, on the date of delivery or refusal at the recipient address designated in the notice.

9.1.2.                 If given by fax, on the date of successful transmission, as evidenced by an automatically generated confirmation of transmission.

9.2.                  For the purpose of notice, the addresses of the Parties shall be as follows:

Party A: Xiaoying (Beijing) Information Technology Co., Ltd.

Address: Sun Huizhang

Attn: 010-82828733

Tel: Room 32-1-1-135, Building No.32, Chuangye Middle Road, Haidian District, Beijing

Party B: Shenzhen Beier Assets Management Co., Ltd.

Address: Hou Jingwei

Attn: 0755-86282977

Tel: Shenzhen Qianhai Commerce Secretariat Co., Ltd., Qianhai Complex A201, Qianwan Road 1, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

9.3.                  Either Party may change its address for notice at any time upon notice to the other Party per this Article.

10.           Assignment

10.1.           Without prior written consent of Party A, Party B may not assign its rights or obligations hereunder to any third party.

10.2.           Party B agrees that Party A may assign its rights and obligations hereunder to any other third party with prior written notice to Party B, without seeking another consent of Party B.

11.           Severability

Where any provision or several provisions hereof are held to be invalid, illegal or unenforceable in any aspect under any applicable law or regulation, the validity, legality and enforceability of the remaining provisions hereof shall in no way be affected or damaged. The Parties shall, through good faith negotiation, make efforts to replace such invalid, illegal or unenforceable provisions with valid provisions to the fullest extent permitted by the Laws and meeting expectations of the Parties, and the economic effects produced by such valid provisions shall be close to the economic effects of such invalid, illegal or unenforceable provisions as much as possible.

12.           Amendment and Supplement

Any amendment and supplement to this Agreement shall be made in writing. Any amendment and supplementary agreement signed by the Parties shall be an integral part of this Agreement and have same legal effect as this Agreement.

13.           Languages and Copies

This Agreement shall be made in duplicate (2) with each Party holding one (1) copy of the same legal force.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement on the date first written above.

Party A: Xiaoying (Beijing) Information Technology Co., Ltd. (Common Seal)

/s/ Seal of Xiaoying (Beijing) Information Technology Co., Ltd.

Signature: /s/ Tang Yue

Name: Tang Yue

Title: Legal Representative

Exclusive Business Cooperation Agreement - Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement on the date first written above.

Party B: Shenzhen Beier Assets Management Co., Ltd. (Common Seal)

/s/ Seal of Shenzhen Beier Assets Management Co., Ltd.

Signature: /s/ Yang Yuguo

Name: Yang Yuguo

Title: Legal Representative

Exclusive Business Cooperation Agreement - Signature Page